Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NANOMIX CORPORATION”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JANUARY, A.D. 2022, AT 8:02 O`CLOCK A.M.

4722580 8100	Authentication: 202364177
SR# 20220085809	Date: 01-11-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
to
CERTIFICATE OF INCORPORATION
of
NANOMIX CORPORATION

NANOMIX CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Nanomix Corporation. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 24, 2009 (as amended, the “Certificate of Incorporation”).

SECOND: ARTICLE FOURTH of the Corporation’s Certificate of Incorporation shall be amended by inserting the following paragraph at the end of such ARTICLE which shall read as follows:

“Upon the filing and effectiveness of this Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) every 173 shares (including shares held in treasury) of Common Stock of the Corporation (the “Old Common Stock”) shall be automatically reclassified, combined and converted into one shares of Common Stock (the “New Common Stock”). This stock split of the outstanding shares of Common Stock shall not affect the total number of shares of Common Stock that the Corporation is authorized to issue, which shall remain as set forth in the first sentence of this ARTICLE FOURTH. The reverse stock split of the Old Common Stock effected by the foregoing paragraph shall be referred to herein as the “Reverse Split.” The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of Old Common Stock or New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock, in lieu of receipt of such fractional interest, shall not be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split and shall instead be rounded up to the nearest whole share. Except where the context otherwise requires, all references to “Common Stock” in this Certificate of Incorporation shall be to the New Common Stock. The Reverse Split will be effected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates or book-entries dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, immediately after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates or book entries, divided by 173 and rounded up to the nearest whole number. The Corporation may, but shall not be obliged to, issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

THIRD: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provision of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 10th day of January, 2022.

NANOMIX CORPORATION

By:	/s/ David Ludvigson
Name:	David Ludvigson
Title:	Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:02 AM 01/11/2022
FILED 08:02 AM 01/11/2022
SR 20220085809 - File Number 4722580